Exhibit 5.1

[Letterhead of Debevoise & Plimpton LLP]

October 13, 2011

Westpac Banking Corporation

Westpac Place
275 Kent Street
Sydney, New South Wales 2000
Australia

Ladies and Gentlemen:

We have acted as New York counsel to Westpac Banking Corporation (the “Bank”), a corporation incorporated in the Commonwealth of Australia (“Australia”) under the Corporations Act 2001 of Australia and registered in New South Wales, in connection with the issuance and sale of $939,000 aggregate principal amount of its 2.300% Fixed Rate Notes due October 2016 (the “Notes”), registered under the Bank’s Registration Statement on Form F-3 (File No. 333-172579) (the “Registration Statement”) filed with the Securities and Exchange Commission.  The Notes were issued pursuant to (i) the Indenture, dated as of March 2, 2011 (the “Indenture”), entered into between the Bank and Wells Fargo Bank, National Association, as indenture trustee (the “Trustee”), (ii) the global master note, dated as of March 2, 2011, entered into between the Bank and the Trustee (the “Global Master Note”), (iii) the selling agent agreement, dated as of March 2, 2011, entered into between the Bank,  Incapital LLC, as purchasing agent (the “Purchasing Agent”) and the other agents named therein (the “Selling Agent Agreement”) and (iv) the Terms Agreement, dated as of October 11, 2011, among the Bank and the Purchasing Agent (the “Terms Agreement”).

In rendering the opinions expressed below, (a) we have examined and relied on the originals, or copies certified or otherwise identified to our satisfaction, of such agreements, documents and records of the Bank and such other instruments and certificates of public officials, officers and representatives of the Bank and others as we have deemed necessary or appropriate for the purposes of such opinions, (b) we have examined and relied as to factual matters upon, and have assumed the accuracy of, the statements made in the certificates of public officials, officers and representatives of the Bank and its subsidiaries and others delivered to us and the representations and warranties contained in or made pursuant to the Selling Agent Agreement and (c) we have made such investigations of law as we have deemed necessary or appropriate as a basis for such opinions.  In rendering the opinions expressed below, we have assumed, with your permission, without independent investigation or inquiry, (i) the authenticity and completeness of all documents submitted to us as originals, (ii) the genuineness of all signatures on all documents that we examined, (iii) the conformity to authentic originals and completeness of documents submitted to us as certified, conformed or reproduction copies, (iv) the legal capacity of all natural persons executing documents, (v) the power and authority of the Trustee to enter into and to perform its obligations under the Indenture and to authenticate the Global Master Note and the Notes, (vi) the due authorization, execution and delivery of the Indenture and the due authentication of the Global Master Note by the Trustee in accordance with the terms of the Indenture, (vii) the enforceability of the Indenture against the Trustee, (viii) the due authentication of the Notes by the Trustee in accordance with the terms of the Indenture and (ix) that the terms of the Notes have been duly established in accordance with the Indenture and so as not to violate any applicable law, rule or regulation or result in a default under or breach of any agreement or instrument binding upon the Bank and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Bank.

Based upon and subject to the foregoing and the assumptions, qualifications and limitations hereinafter set forth, we are of the opinion that the Notes are valid and binding obligations of the Bank enforceable against the Bank in accordance with their terms.

Our opinions set forth above are subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization and moratorium laws, and other similar laws relating to or affecting creditors’ rights or remedies generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), (iii) concepts of good faith, reasonableness and fair dealing, and standards of materiality and (iv) limitations on the validity or enforceability of indemnification, contribution or exculpation under applicable law (including court decisions) or public policy.  Without limiting the foregoing, we express no opinion as to the validity, binding effect or enforceability of any provision of the Indenture or the Notes that purports to (i) waive, release or vary any defense, right or privilege of, or any duties owing to, any party to the extent that such waiver, release or variation may be limited by applicable law, (ii) constitute a waiver of inconvenient forum or improper venue, (iii) relate to the subject matter jurisdiction of a court to adjudicate any controversy, (iv) grant a right to collect any amount that a court determines to constitute unearned interest or post-judgment interest or a penalty or forfeiture or (v) maintain or impose any obligation to pay any amount in U.S. dollars, or specify any rate or method of exchange where a final judgment concerning such obligation is rendered in another currency.  In addition, the enforceability of any provision in the Indenture or the Notes to the effect that (x) the terms thereof may not be waived or modified except in writing, (y) the express terms thereof supersede any inconsistent course of dealing, performance or usage or (z) certain determinations made by one party shall have conclusive effect, may be limited under certain circumstances.

We express no opinion as to the laws of any jurisdiction other than the laws of the State of New York, as currently in effect, that in our experience are normally applicable to transactions of the type contemplated by the Indenture, the Global Master Note and the Notes without regard to the particular nature of the business conducted by the Bank. We have relied upon the opinion, dated today and addressed to you, of Mallesons Stephen Jaques, the Bank’s Australian counsel, as to certain matters of Australian law, and all the assumptions and qualifications set forth in such opinion are incorporated herein.

We consent to the filing of this opinion as an exhibit to the Bank’s Form 6-K relating to the Notes and incorporated by reference in the Registration Statement.  In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Debevoise & Plimpton LLP